EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-22271 and 333-130053) of Mexican Restaurants, Inc. of our report dated April 1, 2010 relating to the consolidated financial statements of Mexican Restaurants, Inc. and Subsidiaries as of January 3, 2010 and December 28, 2008 and for each of the three years in the period ended January 3, 2010, which appears in the January 3, 2010 Annual Report on Form 10-K of Mexican Restaurants, Inc.

/s/ UHY LLP

Houston, Texas
April 1, 2010